Exhibit 99.1

KMG Chemicals, Inc. 9555 W. Sam Houston Parkway South Suite 600 Houston, TX 77099 USA

Neal Butler, President and CEO, To Step Down from KMG Chemicals

Board Chair Christopher T. Fraser to serve as Interim President and CEO

HOUSTON — (Business Wire) — June 28, 2013 — The Board of Directors of KMG Chemicals, Inc. (NYSE: KMG), a global provider of specialty chemicals to select markets, announced today that J. Neal Butler, current president and chief executive officer, has decided to resign as an officer and director of the company, effective July 10. Christopher T. Fraser, chairman of KMG’s board of directors, has been appointed interim president and CEO to lead the company until a successor is in place.

Executive recruitment firm Russell Reynolds, as a part of its ongoing service to KMG, is assisting the board in the CEO search, a process which is expected to be completed expeditiously. Fraser has removed himself as a candidate for this search and will continue as chairman of the board.

Butler joined the company in 2004 as chief operating officer and in 2007 was named president and CEO and member of the board of directors. “Leaving this company I have helped build is not an easy decision, but the time is right for me to move on. After 37 years in the industry, I look forward to spending time with my family, traveling and doing the things that a CEO’s schedule would not allow,” said Butler. “Our corporate strategy is firmly in place, our latest acquisition has been completed and integration is progressing well. I will always support KMG and I leave fully confident that continued success lies ahead.”

As the board’s chairman, Fraser expressed the board’s appreciation to the outgoing CEO. “Under Neal Butler’s leadership, KMG’s revenues grew from $44 million in fiscal 2004 to $273 million in the last fiscal year,” said Fraser. “He accomplished important objectives during his nine years here, and I join the entire board of directors in thanking Neal for his major contributions to the growth and success of KMG Chemicals. We wish him only the best in this new chapter of his life.”

Fraser is an experienced executive in the chemicals industry, and has been CEO of two chemical companies. He has served on KMG’s board since 2008 and as chairman of the board since December 2012. In his role as interim CEO, Fraser will lead the business, in conjunction with KMG’s existing management team.

“Our recently completed acquisition of the Ultra Pure Chemicals business from OM Group results in a company one-third larger in terms of revenue and with expanded global breadth,” Fraser said. “As the company pursues its growth strategy in selected specialty chemicals markets, our challenges and opportunities will necessarily increase given KMG’s expanded operations in Europe and first physical presence in Asia. The selection criteria for the next CEO reflect this new stage in the company’s growth and the skills and experience that the future will require,” he said.

J. Neal Butler biographical information

J. Neal Butler was named KMG’s president and CEO on June 1, 2007. Butler was employed in 2004 as the chief operating officer and was added to the board of directors on February 20, 2007. Before joining the Company, Mr. Butler was CEO and president of Naturize BioSciences, which specialized in biological treatments for the turf, crop and plant care markets. Prior to that, he served in various senior management positions at Zeneca Agrochemicals and ISK Biosciences. Butler started his career with Diamond Shamrock and later Fermenta ASC in various sales, product management and division manager positions.

Phone: 713-600-3800 • Fax: 713-600-3850

www.kmgchemicals.com • NYSE: KMG

Chris Fraser biographical information:

Christopher T. Fraser has served as board director of KMG Chemicals, Inc. since June 2008 and was elected chairman of the board of directors in December 2012. As an operating partner of the global equity firm Advent International since 2011, he advises that firm on investment opportunities in the industrial sector, focusing on chemicals and materials. Until his retirement in 2009, Fraser was president and CEO of Chemical Lime Company, North America’s leading producer of calcium based (limestone) alkaline products with various industrial applications including the manufacture of steel, water treatment, flue gas desulphurization, and chemical production. Before joining Chemical Lime, he was president and CEO of OCI Chemical Corporation, a wholly-owned subsidiary of DC Chemical Co. Prior to joining OCI in 1990, Fraser held various positions of responsibility in sales, marketing, business development, operations and general management. He earned his Bachelor of Science in Chemistry and in Business Administration from the University of Connecticut and his Masters of Business Administration from Pepperdine University.

About KMG Chemicals, Inc.

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to select markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. Its current operations are focused on the electronic and industrial wood treatment chemical markets. For more information, visit the Company’s website at http://kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Source: KMG Chemicals, Inc.

KMG Chemicals, Inc.

Eric Glover, 713-600-3865

Investor Relations Manager

Main: 713-600-3800 • Fax: 713-600-3850

www.kmgchemicals.com • NYSE: KMG